Exhibit 99

CONTACT:       Thor Erickson – Investor Relations
            (770)  989-3110

            Laura Brightwell – Media Relations
            (770)  989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.
UPDATES SECOND-QUARTER 2008 OUTLOOK

•	Current economic and marketplace trends dampen second quarter North American results.

•	Second-quarter 2008 comparable earnings per share are expectedo decline in a mid to high single-digit range from prior year; CCE will update its full-year 2008 outlook in July.

•	CCE to webcast Sanford C. Bernstein presentation by Chairman and CEO John F. Brock today at 2 p.m. ET.

ATLANTA, May 28, 2008 -- Coca-Cola Enterprises (NYSE: CCE) today provided an update on its business outlook for the second quarter and full-year 2008 in advance of an analyst presentation at the Sanford C. Bernstein Strategic Decisions Conference later today.

Weakening economic trends have continued to limit volume performance in North America, particularly in higher margin 20-ounce packages of sparkling beverages and water, negatively affecting operating income.  In Europe, CCE expects modest volume and operating income growth in the second quarter despite the impact of a recently resolved two week labor disruption in France.

Given these factors, CCE now expects a mid to high single-digit decline in second quarter comparable earnings per share versus the second quarter of 2007.

 “We are taking action to meet the persistent challenges created by these weakening economic and marketplace conditions in the U.S., including initiatives to strengthen cold drink sales, increase revenue, and reduce expenses,” said John F. Brock, chairman and chief executive officer.  “We are entering the key summer selling season, and the net impact of these initiatives against the background of the uncertainties in the marketplace remains unclear.  As a result, we will update our full year guidance on our second quarter earnings call in July.

“We are working to deliver our full-year 2008 earnings guidance of $1.50 to $1.55 earnings per share. However, this will be challenging if current economic and market trends do not improve,” Mr. Brock said.  “Even as we work through these difficult conditions, we remain focused on our vision and long-term strategic objectives.  We are confident that these strategies are vital in our work to maximize the performance of our company and ultimately deliver long-term sustainable growth.”

Mr. Brock will present at the Sanford C. Bernstein Strategic Decisions Conference at 2 p.m. ET today. The public can access the live webcast through the company’s website, www.cokecce.com.

    Coca-Cola Enterprises is the world's largest marketer, distributor and producer of bottle and can liquid nonalcoholic refreshment. CCE sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements
Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties statements found under Item 1A of Part I in our 2007 Form 10-K, and Item 1A of Part II of our first quarter Form 10-Q.
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